                                     EXHIBIT 99.2
                                     ------------

CONTACT
Steve F. Scott          J. Douglas Graven        Eugene Heller/Glenn Schoenfeld
President and CEO       Vice President and CFO   Silverman Heller Associates
(310) 537-5444          (310) 537-5444           (310) 208-2550


                       ADVANCED MATERIALS ANNOUNCES REPURCHASE
                        OF TWO MILLION SHARES FOR $3.5 MILLION

RANCHO DOMINGUEZ, Calif., (July 23, 1997) - Advanced Materials Group (Nasdaq:
ADMG) today announced that it has repurchased two million shares of common stock from the Company's majority shareholder, Trilon Dominion Partners, L.L.C., for $1.75 per share. The closing bid price for the Company's stock on July 22, 1997 was $2.03 per share. The transaction was funded primarily with available cash.

    Trilon Dominion remains the Company's largest shareholder, as a beneficial owner with 1.6 million of the now 8.5 million total shares outstanding. Trilon Dominion's chief executive officer, Robert W. Cantwell, is a continuing director of the Company.

    Commenting on the repurchase, Advanced Materials President Steve F. Scott said, "We believe that this repurchase of shares is clearly in the best interest of shareholders. It demonstrates a strong commitment to our shareholders and to improving shareholder value whenever possible. Moreover, we are confident that by reducing the number of shares outstanding by 19%, the repurchase will prove beneficial to earnings per share, increase shareholder equity, and will position the Company for future growth."

    Advanced Materials Group, Inc. is a leading manufacturer and fabricator of foams, foils, films and pressure sensitive adhesive components for a broad base of industrial and medical customers in the U.S. and abroad. The Company also produces specialized systems for mixing, handling and dispensing multi-component chemicals, sealants and adhesives.